Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Prospectus constituting a part of this Registration Statement on Form S-8, pertaining to the Amended and Restated Mateon Therapeutics, Inc. 2015 Equity Incentive Plan, of our report dated April 17, 2018, relating to the financial statements of Mateon Therapeutics, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

August 14, 2018